Exhibit 4.13.1

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of September 30, 2005, among Sanmina-SCI USA, Inc., a Delaware corporation (the “Guaranteeing Subsidiary”), Sanmina-SCI Corporation, a Delaware corporation (the “Company”), and U.S. Bank National Association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company and the Trustee have entered into an indenture, dated as of February 24, 2005 (the “Indenture”), pursuant to which an aggregate principal amount of up to $400,000,000 of 6.75% Senior Subordinated Notes due 2013 (the “Notes”) have been issued, which are guaranteed by the Notes Guarantors;

WHEREAS, the Indenture provides that under certain circumstances the Company shall cause each Domestic Restricted Subsidiary following the Issue Date to become a Notes Guarantor by, among other things, executing and delivering to the Trustee a supplemental indenture pursuant to which such Domestic Restricted Subsidiary shall become a Notes Guarantor, all as more fully set forth in Section 1306 of the Indenture;

WHEREAS, the Guaranteeing Subsidiary is a Domestic Restricted Subsidiary that is required under Section 1206 of the Indenture to become a Notes Guarantor by, among other things, executing this Supplemental Indenture;

WHEREAS, Section 901 of the Indenture provides that the Company, the Guaranteeing Subsidiary and the Trustee may enter into this Supplemental Indenture without the consent of any Holder of a Note in order to add Notes Guarantors;

WHEREAS, the Company and the Guaranteeing Subsidiary have requested that the Trustee enter into this Supplemental Indenture in order for the Guaranteeing Subsidiary to become a Notes Guarantor; and

WHEREAS, in connection with the foregoing, the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, both dated the date hereof, as required by the Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.     CAPITALIZED TERMS.  Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

2.     NOTES GUARANTEE.  The Guaranteeing Subsidiary hereby agrees as of the date hereof to be a Notes Guarantor under the Indenture, with the rights, obligations and duties of a Notes

Guarantor thereunder as if the Guaranteeing Subsidiary were a Notes Guarantor and had executed the Indenture as a Notes Guarantor.

3.     EXECUTION AND DELIVERY OF NOTES GUARANTEE.  The Guaranteeing Subsidiary hereby agrees to be bound by the terms of and to execute a Notes Guarantee, in the form attached to the Indenture.

4.     EFFECT OF HEADINGS AND TABLE OF CONTENTS.  The headings herein are for convenience only and shall not affect the construction hereof.

5.     SEPARABILITY CLAUSE.  In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6.     GOVERNING LAW.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

7.     SUPPLEMENTAL INDENTURE SOLELY CORPORATE OBLIGATION.  No recourse for the payment of the principal of or premium, if any, or interest on the Notes, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company or the Notes Guarantors (including the Guaranteeing Subsidiary) in the Indenture or this Supplemental Indenture or in any Note or Notes Guarantee, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, employee, agent, officer, or director or subsidiary, as such, past, present or future, of the Company or the Notes Guarantors (including the Guaranteeing Subsidiary) or of any successor person or entity of any of them, either directly or through the Company or the Notes Guarantors (including the Guaranteeing Subsidiary) or any successor person or entity of any of them, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of the Indenture, this Supplemental Indenture and the issue of the Notes and Notes Guarantees.

8.     COUNTERPARTS.  This Supplemental Indenture may be executed in any number of counterparts, each of which shall be original; but such counterparts shall together constitute but one and the same instrument.

9.     THE TRUSTEE.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Guaranteeing Subsidiary.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:  September        , 2005

SANMINA-SCI USA, INC.

By:
Name:	David White
Title:	Chief Financial Officer

SANMINA-SCI CORPORATION

By:	/s/ David White
Name:	David White
Title:	Executive Vice President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION,
AS TRUSTEE

By:	/s/ authorized signatory
Name:
Title: